UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2020

DUNKIN’ BRANDS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35258	20-4145825
(Commission File Number)	(IRS Employer Identification Number)
130 Royall Street
Canton, Massachusetts 02021
(Address of registrant’s principal executive office)
(781) 737-3000
(Registrant’s telephone number)

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	DNKN	Nasdaq Global Select Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging Growth Company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Selection 13(a) of the Exchange Act.  ☐

Item 7.01. Regulation FD Disclosure.

Dunkin’ Brands Group, Inc. (the “Company”) announced today preliminary information from the first eight weeks of the second quarter related to the impact of the COVID-19 pandemic on its domestic businesses, Dunkin’ and Baskin-Robbins, as well as an update on International closures. Beginning today, the Company intends to share the following information, or portions thereof, in one or more meetings with investors and analysts.

Dunkin’ U.S.

Dunkin’ U.S. comparable store sales have been improving week-over-week during the second quarter. As of the week ended May 23, 2020, quarter-to-date comparable store sales declines were approximately 23 percent for open stores. During the week ended May 23, 2020, comparable store sales declined 15 percent for open stores, representing a significant sequential improvement over the decline of 25 percent for the week ended April 25, 2020, as reported on the Company's first quarter earnings call on April 30, 2020.

Improved comparable store sales in the first 8 weeks of the second quarter has primarily been driven by the following three factors:

•	Strong sales at drive-thru locations;

•	Double-digit comparable store sales growth versus the prior year during the 11:00 a.m. to 2:00 p.m. time period, driven by higher ticket orders; and

•
Increased sales through the Dunkin’ app, delivery, and curbside; digital adoption has increased weekly as compelling local and national offers entice guests to join, reactivate, and use DD Perks® to make their transactions.

Quarter-to-date comparable store sales ending May 23, 2020 would have been approximately 500 basis points lower if temporarily closed restaurants were included. They would have been approximately 300 basis points lower for the week ending May 23, 2020 if temporarily closed restaurants were included.

As of May 23, 2020, approximately 650 out of 9,637 Dunkin’ U.S. restaurants were temporarily closed, representing about half of the peak number of such closures in April. The majority of the locations that remain closed are in transportation hubs, on college campuses, and other alternative points of distribution.

Baskin-Robbins U.S.

As of the week ending May 23, 2020, quarter-to-date comparable store sales declines were negative 10.5 percent for open stores. For the week ending May 23, 2020, Baskin-Robbins U.S. comparable store sales were approximately flat representing a sequential improvement from the negative 10 percent comparable store sales for the week ending April 25, 2020, which was also reported on the Company's first quarter earnings call.

As of May 23, 2020, approximately 110 Baskin-Robbins U.S. restaurants were temporarily closed, of which 50 were locations with a Dunkin'. The majority of those that remain closed are non-traditional locations.

Serving Guests in the U.S.

Domestically, the majority of Dunkin’ U.S. and Baskin-Robins U.S. restaurants continue to temporarily limit service to carry-out, drive-thru ordering, and delivery with some locations also offering curbside service.

We are monitoring the COVID-19 situations in each state and locality and are judiciously working towards re-opening restaurant dining areas where and when appropriate, with safety precautions in place and in accordance with applicable governmental regulations and guidance. During this process, we are continuing to act with the safety of our guests, franchisees, and their crew members as our top priority.

International

As of May 23, 2020, Dunkin’ International had approximately 1,400 restaurants closed out of 3,531 locations. Approximately 1,100 of the closed Dunkin’ International restaurants are in Southeast Asia or the Middle East

As of May 23, 2020, Baskin-Robbins International had approximately 1,700 restaurants closed out of 5,640 locations. Approximately 1,300 of the closed Baskin-Robbins International restaurants are in the Middle East or Europe.
The information contained herein is preliminary and subject to change. There can be no assurance that the Company’s actual results for the first eight weeks of the second quarter of fiscal 2020 will not differ from this preliminary information and such changes could be material. In addition, the Company’s results for this period are not necessarily indicative of the results to be achieved for the full quarter or any future period.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNKIN’ BRANDS GROUP, INC.

By:	/s/ Katherine D. Jaspon
Katherine D. Jaspon
Chief Financial Officer
Date: June 3, 2020